Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Bruce Binkow                             Amy Cozamanis
AVP Pro Beach Volleyball Tour            Financial Relations Board
(310) 426-8000                           (310) 854-8314
bbinkow@avp.com                          acozamanis@financialrelationsboard.com



                       AVP PRO BEACH VOLLEYBALL COMPLETES
              SUCCESSFUL 2005 SEASON WITH 48% INCREASE IN FAN BASE

    ~ Scarborough Sports Marketing confirms that AVP Tour is fastest growing sports property ~

LOS ANGELES - November 4, 2005 - AVP Pro Beach Volleyball Tour, Inc., a wholly owned subsidiary of AVP, Inc. (OTC: AVPN.OB), a lifestyle sports entertainment company focused on professional beach volleyball, experienced healthy growth during the recently concluded 2005 season, including a 48% increase in its fan base, according to Scarborough Sports Marketing (a fan is defined as a person who has watched or attended an event in the past 12 months). The 2005 season also saw gains in on-site attendance, prize money, hours of broadcasted play, national and local sponsorships and media coverage. The 14-stop Tour, which featured the country's best beach volleyball players competing for more than $3 million in prize money, began in early April and concluded October 2nd in Honolulu, Hawaii, with the men's and women's AVP Champions crowned in Chicago in September.

The growth in fans for AVP Pro Beach Volleyball compares favorably to the growth in other sports properties for the same time period. (2%, 3% and 4% for the NFL, MLB and NBA, respectively, according to Scarborough Sports Marketing).

AVP Commissioner and CEO, Leonard Armato noted, "We are extremely pleased by the success of the 2005 season and look forward to continued growth in the years to come."

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Additional highlights from the 2005 AVP season include:

o     Two new Tour stops added in Cincinnati and Boulder.

o     Increased attendance 39% from 2004 to 2005.

o     Increased the number of national sponsors to 15 from 12.

o     Doubled prize money from 2004 for a total of $3 million.

o Grew on-site event exposure to over one million people throughout the season, as tabulated by the SMRI surveys.

o AVP semi-final matches televised nationally for the first time with the addition of OLN as a broadcast partner.

o Exposure on cable television (Fox Sports Net and OLN) reached nearly 100 hours, an increase of 127% from 2004.

o Exposure on network television (NBC Sports), totaled 15 hours, an increase of 43% from 2004 network broadcast hours.

o Total Gross Rating Points on cable increased by 58% compared to the prior year.

o Total Gross Rating Points on NBC increased by 41% compared to the prior year.

Currently, AVP is negotiating renewals of existing sponsorship agreements as well as entering into new sponsorships at both the national and local level. To date, AVP has already renewed sponsorship agreements with McDonald's, Gatorade, Herbalife and X-Box through 2006 and subsequent years.

In the coming weeks, the Company will announce the 2006 Tour schedule, which is expected to include one or more new locations.

About the AVP Pro Beach Volleyball Tour, Inc.

AVP Pro Beach Volleyball Tour, Inc. is a lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. AVP operates the industry's most prominent volleyball tour in the United States, the AVP Pro Beach Volleyball Tour, which was organized in 1983. Featuring more than 150 of the top American men and women competitors in the sport, AVP staged 14 events throughout the United States in 2005. In 2004, AVP athletes successfully represented the United States during the Olympics in Athens, Greece, winning gold and bronze medals, the first medals won by U.S. women in professional beach volleyball. For more information, please visit www.avp.com.